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[Teledyne Letterhead]                                               EXHIBIT 99.1





March 19, 2004


Ms. Sue Main
1476 Pathfinder Avenue
Westlake Village, CA 91362

Dear Sue:

Confirming our discussions, I am very pleased to receive your acceptance of our offer to become Teledyne's Vice President and Controller effective March 29, 2004. This position will report directly to me.

The key aspects of your employment would be as follows:

1. Base salary of $225,000 to be reviewed on the same basis as others in similar positions. Your next annual review will be in September 2005.

2. An annual target bonus opportunity of 45% of base salary with a maximum of 90% of base salary at 120% of performance, on the terms and conditions established by the Personnel and Compensation Committee of the Company.

3. You will be eligible for an annual grant of options to purchase 10,000 shares of common stock beginning in early 2005. All terms and conditions of any stock option program are established and approved by the Personnel and Compensation Committee of the Board of the company and, as such, are subject to change.

4. You will be eligible to participate in the Company's Performance Share Plan (PSP). The plan is designed to reward participating executives for achieving pre-specified goals measured over a three-year period. Your target opportunity as a percent of base salary is 100%. Awards will be made one-half in stock and one-half in cash with payments made over a three-year period following the three-year performance period. Your participation will be prorated. All terms and conditions of the Performance Share Program are established and approved by the Personnel and Compensation Committee of the Board of the company and, as such, are subject to change.



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5.    You will be eligible to participate in the Company's Restricted Stock
      Program (RSP). The plan is intended to be restricted to the top executives whose actions most directly affect the long-term success of the company. Pre-specified performance targets measured over three years must be met at threshold or better in order to release the restrictions. Restricted stock equal in value to 30% of your base salary are granted, generally each calendar year. Your participation will be prorated. All terms and conditions of the Restricted Stock Program are established and approved by the Personnel and Compensation Committee of the Board of the company and, as such, are subject to change.

6. You will receive a Change in Control Severance Agreement at two times your base salary.

7.    You will receive three weeks of vacation.

8.    You will be eligible for a Company automobile at the Vice
      President/General Manager level (2004 = $31,000).

In addition, our arrangement will also be subject to your successful completion of a standard pre-employment physical examination and drug and alcohol screen.

Please be advised that your employment with the company will be at-will, and that it may be terminated by you or by the company at any time and for any reason, with or without cause, and with or without notice. By accepting this offer, you represent and agree that no contrary representation has been made to you. This at-will employment relationship will remain in effect throughout your employment with the company and its affiliated entities, and may only be modified by an express written contract for a specified term signed by you and the Senior Vice President, General Counsel and Secretary of the Company. It may not be modified by an oral or implied agreement. This letter sets forth the parties' entire agreement regarding the subjects addressed.

Sue, I am confident you will make a significant contribution to Teledyne Technologies. Please sign, date and return one of the original offer letters to acknowledge the terms outlined in this letter.

Sincerely

/s/ Dale A. Schnittjer

Dale A. Schnittjer
Vice President and Chief Financial Officer

Cc:   Robyn E. Choi

Accepted:

/s/ Sue Main                              March 20, 2004
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         (Signature)                            (Date)